UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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THE PANTRY, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP
JCP DRAWDOWN PARTNERSHIP, LP
JCP INVESTMENT PARTNERS, LP
JCP INVESTMENT HOLDINGS, LLC
JCP INVESTMENT MANAGEMENT, LLC
JAMES C. PAPPAS
LONE STAR VALUE INVESTORS, LP
LONE STAR VALUE INVESTORS GP, LLC
LONE STAR VALUE MANAGEMENT, LLC
JEFFREY E. EBERWEIN
TODD E. DIENER
JOSHUA E. SCHECHTER

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JCP Investment Management, LLC and Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Concerned Pantry Shareholders” or “CPS”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of CPS’s slate of three highly-qualified director nominees to the Board of Directors of The Pantry, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On February 28, 2014, CPS issued the following press release:

GLASS LEWIS RECOMMENDS VOTE ON THE GOLD PROXY CARD
FOR ALL THREE NOMINEES OF CONCERNED PANTRY SHAREHOLDERS (CPS)

Glass Lewis Concludes “Taken In Sum, We Believe The Dissidents Have Submitted A Far More Compelling Case In Favor Of Board-Level Change Than Pantry Has Submitted In Favor Of Maintaining The Status Quo.”

CPS Has “Submitted A Clear And Cogent Case In Favor Of The Benefits Prospectively Realized Through A Measured Degree Of Board-Level Turnover.”

The Pantry Has “Posted Dismal Operating Performance, Unquestionably Substandard Shareholder Returns And Seemingly Mismanaged Capital Expenditures Such That Pantry's Leverage Has Vastly Exceeded Its Peers Without Generating Meaningful Gains.”

CPS Has “Proposed a Slate of Nominees with Experience Germane To Pantry's Existing Operations and Forward Strategy”

CPS Urges All Shareholders to Vote the GOLD Proxy Card to Elect All Three CPS Nominees -Todd Diener, James Pappas and Joshua Schechter

HOUSTON, TX – February 28, 2014 – Concerned Pantry Shareholders (“CPS”), a group led by JCP Investment Management, LLC and Lone Star Value Management, LLC, together a significant shareholder of The Pantry, Inc. (“The Pantry” or the “Company”) (NASDAQ: PTRY), announced today that Glass Lewis & Co. (“Glass Lewis”), a leading proxy advisory firm, has recommended that Pantry shareholders vote on the GOLD proxy card to elect all three of CPS’s highly-qualified nominees, Todd Diener, James Pappas and Joshua Schechter at the upcoming annual meeting on March 13, 2014.

James Pappas of JCP Investment Management and Jeff Eberwein of Lone Star Value Management stated, “Glass Lewis has strongly recommended much-needed change to the Pantry Board and for shareholders to vote on the GOLD proxy card.  Importantly, a leading independent proxy voting advisory firm has recognized the sustained underperformance of Pantry and compelling case for a better plan to build The Pantry into a stronger, more profitable and ultimately more valuable company.  We greatly appreciate the strong support from shareholders who have already voted for CPS’s nominees on the GOLD proxy card and urge all of our fellow shareholders to vote their GOLD proxy card today to elect all three of our director nominees who are firmly committed to the future success of The Pantry.”

In reaching its conclusion, Glass Lewis, performed a detailed analysis of both sides’ positions in the election contest and, in particular, carefully considered, among other things, the Company’s poor total shareholder return and operating performance, unresponsiveness to governance concerns, as well as the strong experience and qualifications of CPS’s nominees.  Glass Lewis concluded that shareholders should vote on the Gold proxy card saying:

“With these expectations in mind, we believe the Dissidents have submitted a clear and cogent case in favor of the benefits prospectively realized through a measured degree of board-level turnover. Indeed, with limited space for rebuke, we believe JCP and Lone Star fairly highlight the fact that Pantry has lagged its peers by nearly any reasonable standard of value or performance, a straightforward argument management and the board largely sidestep in favor of absolute observations of granular metrics and dubious contest rhetoric. In our view, such a rebuttal speaks very little to the fundamental premise at play here: the Company's poor operating metrics, questionable investment program and lack of a cohesive strategy -- as underpinned by some fair degree of management continuity -- invite a considerable degree of scrutiny and support the notion that all investors would benefit from a fresh perspective at the board level."

Excerpts from Glass Lewis’ Analysis & Recommendation

On The Pantry’s Chronically Poor and Deteriorating Total Shareholder Return:

“…the conclusions that could reasonably be derived from the presented data are starkly unfavorable to Pantry. In sum, the Company lags all indices and any composite assemblage of peers over any time-frame, including a gap of 416% between Pantry and a composite peer group comprised of Susser Holdings Corporation, Alimentation Couche-Tard, Inc. and Casey's General Stores, Inc. for the five-year period ended February 11, 2014. Shorter time periods hardly lend a more favorable perspective, as the Company's trailing one-year performance -- which, for the sake of clarity, is wholly contained within Dennis Hatchell's two-year tenure as CEO -- lags the same peer set by approximately 31%.”

On The Pantry’s Poor Capital Allocation:

“Perhaps most notably, JCP and Lone Start point to Pantry's $1,883.9 million cumulative investment in CapEx and various acquisitions over a ten-year period, which investment has, to date, yielded a mediocre $29.2 million gain -- or 16.8% -- in reported EBITDA (FY2004 to FY2013). In contrast, Pantry's closest peers posted average EBITDA growth of approximately 316.7% over the same period. In our view, this performance supports the notion that very little tangible value has been derived from management and the board's historical efforts to allocate capital to attractive, value maximizing projects. Moreover, such a track record hardly dovetails with the linchpin of the board's forward strategy, which makes extensive reference to prudent capital management and rigorously evaluated investment decisions associated with new stores, remodels and quick service restaurant agreements.” (emphasis added)

On The Pantry’s High Debt Level and Poor Performance under the Watch of the Current Board:

“As a corollary impact of such a protracted period of costly, low-return investments, we see Pantry's relative debt position --on a total debt-to-EBITDA basis -- has significantly increased such that the Company's leverage ratio is now more than two times greater than the highest level posted by Pantry's closest peers.”

“However, at the rate implied by management's materials -- approximately $72.8 million in debt reduction per year – we note it would take a further five-years to pay down the Company's existing debt balance to a level consistent with Pantry's peers. Moreover, we note this per year value significantly exceeds Pantry's free cash flow for the most recently completed fiscal year -- totaling approximately $45.0 million -- and the Company's average free cash flow for the last five fiscal years -- totaling approximately $65.8 million. Thus, based on these considerations and largely ineffective efforts to drive meaningful improvement in Pantry's operating metrics, we believe there is reasonable space to question the ability of management and the board to continue improving Pantry's balance sheet position while also soundly evaluating and executing on the growth initiatives underlined in the Company's meeting materials.” (emphasis added)

On the Serious Issues Caused by High Senior Management Turnover:

“Specifically, Pantry has had four CEOs in five years, and has twice seen the substantial bulk of the remaining executive positions turn over in the same time period. We expect such a framework, where tumult at the senior executive level is the only discernible constant, contributes to the Company's poor share price performance and the perception that any viable long-term growth strategy could quickly be mired in yet another management exodus.”

On CPS’s Well-Articulated Plan to Unlock Value at the Pantry:

“In a similarly ill-supported vein, the board also asserts JCP has "failed to articulate any plan" as part of its presentation. However, we find the Dissidents have, in fact, compiled a rather extensive and contextual action plan intended to remediate the issues and concerns detailed as part of its larger argument. This plan, which could only be implemented through some measure of buy-in from the remaining board members, includes a potential monetization of Pantry's real estate assets -- including those stores in low-growth areas -- as a means to more aggressively fund a pay down of the Company's debt obligations, formation of more rigorous return on invested capital criteria to reduce investment in low or nil-return projects and a tightened expense structure. Given Pantry's decidedly plain underperformance in these areas, we fail to see how the Dissidents' suggestions could be construed as lacking sufficient articulation to be considered viable.”

On The Pantry’s False Allegations That CPS Has Not Sought Constructive Resolution On Board Composition:

“Turning toward the Company's response to the JCP solicitation, we are concerned management appears to be presenting investors with a seemingly disjointed and misleading framework. In speaking first to the framing of events preceding the filing of definitive solicitation materials, we see the board repeatedly suggests JCP and Lone Star were unwilling to engage constructively with Pantry to resolve the dispute and avert a costly proxy contest. However, this allegation -- which is, itself, often repeated in many contests of a comparable nature -- seems to hold little water here. Indeed, it appears JCP did, in fact, actively engage with the board in an effort to negotiate some measure of shareholder representation, including by providing additional detail on potential nominees having some measure of experience associated with Pantry's existing operations.” (emphasis added)

On the Board’s Manipulative Tactics in Setting Qualifications for Director Candidates:

“It is at this point that the board seems to have introduced something of a moving target, demanding that any prospective nominees have public CEO experience and/or a background in fuels. Whether such standards are ultimately reasonable and in the interests of Pantry as a whole is a separate issue, in our view. Our primary concern is that such standards were expressed and leveraged as the reason why none of JCP's were acceptable to the incumbent board. This stands in what we would consider to be odd contrast with the fact that Mr. McElroy, a new nominee, has executive experience only peripherally related to Pantry's operations -- CEO of a supermarket with no fuels exposure -- and the next most recent appointee, Ms. Guion, has no background in fuels or as the CEO of a public company. Thus, we are concerned the seemingly rigid implementation of the foregoing standards was intended less to secure appropriately experienced nominees and more to obfuscate JCP's efforts to submit viable board candidates for consideration.”

On The Pantry’s Unsubstantiated Allegations That CPS Has Failed To Identify Clear Concerns:

“In addition, Pantry's materials allege the Dissidents' solicitation is based on "vague and undefined concerns", a position we consider to be objectively and categorically false, based on available disclosure. To the contrary, we believe the Dissidents' materials offer considerable detail on the matters most pressing to investors -- total returns, profitability, capital allocation and management stability -- accompanied, where applicable, by copious relative analyses to contextualize Pantry's market position. In turn, as noted above, management's materials focus on granular, absolute metrics, overarching discussions of forward operating strategies and potential "opportunities" that are, in fact, observations that Pantry's sales approach is misaligned relative to the Company's peers. In no case do we find the board offers a substantive and valid deflection of the arguments presented by JCP or a meaningful discussion of Pantry's mediocre historical performance.”

On the Strong Qualifications of CPS’s Nominees:

“Moreover, notwithstanding the board's late stage determination that the Dissident Nominees were not suitable, we believe JCP has proposed a slate of nominees with experience germane to Pantry's existing operations and forward strategy. In particular, both Messrs. Diener and Pappas have significant restaurant experience, with Mr. Diener recently serving as the President of Chili's Grill & Bar and On the Border Restaurants and Mr. Pappas recently serving as chairman of the board of Morgan's Foods, which operates fast food restaurants such as KFC, Taco Bell and Pizza Hut Express. We consider these backgrounds are arguably more relevant than the supermarket experience brought to bear by Mr. McElroy, particularly in light of Pantry's prospective focus on expanding the number of quick service restaurants contained within its store locations.”

“We also recognize Mr. Schechter's experience is not directly related to Pantry's industry. Nevertheless, we note Mr. Schechter has served as a director at publicly traded firms operating across a range of industries, and also served as a former managing director of Steel Partners Ltd., a well known hedge fund. We expect the skill sets associated therewith will likely contribute positively to ongoing discussions around Pantry's capital structure and efforts to explore value maximizing strategic alternatives.” (emphasis added)

On the Need to Hold the Directors CPS Is Seeking to Replace Accountable For the Lack Of Proper Board Oversight During Their Long Tenure in Leadership Positions on the Board:

“In addition, the directors JCP is proposing to replace -- Messrs. Bernstock, Holman and Murnane -- are the longest tenured members currently serving on the Pantry board, with starting years of 2005, 2005 and 2002, respectively. By extension, we believe the Dissidents have selected those individuals that might fairly be viewed as sharing some measure of accountability for Pantry's operational stagnation, long-term share price decline and near-constant management turnover. With this perspective in place, and given the minority turnover sought by the Dissidents, we believe there is sufficient cause for shareholders to vote in favor of the Dissident Nominees.” (emphasis added)

Glass Lewis Concluded:

“Taken in sum, we believe the Dissidents have submitted a far more compelling case in favor of board-level change than Pantry has submitted in favor of maintaining the status quo. The Company has posted dismal operating performance, unquestionably substandard shareholder returns and seemingly mismanaged capital expenditures such that Pantry's leverage has vastly exceeded its peers without generating meaningful gains. When confronted by an investor challenging the Company to improve upon these clear issues through active engagement and prospective shareholder representation, the board applied nomination standards that its most recent nominees largely fail to meet. That approach was then followed by a series of perplexing allegations that JCP had failed to define concerns with Pantry or provide a clear plan for improvement, both of which we view as patently inaccurate.”

CPS urges all Pantry shareholders to follow Glass Lewis’ call for change on the Pantry Board by voting the GOLD proxy card TODAY to elect all three of CPS’s highly-qualified nominees.

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure.  JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:

John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11

Earlier on February 28,  2014, CPS issued the following press release which was subsequently replaced by the above corrected copy of the same:

GLASS LEWIS RECOMMENDS VOTE ON THE GOLD PROXY CARD
FOR ALL THREE NOMINEES OF CONCERNED PANTRY SHAREHOLDERS (CPS)

Glass Lewis Concludes “Taken In Sum, We Believe The Dissidents Have Submitted A Far More Compelling Case In Favor Of Board-Level Change Than Pantry Has Submitted In Favor Of Maintaining The Status Quo.”

CPS Has “Submitted A Clear And Cogent Case In Favor Of The Benefits Prospectively Realized Through A Measured Degree Of Board-Level Turnover.”

The Pantry Has “Posted Dismal Operating Performance, Unquestionably Substandard Shareholder Returns And Seemingly Mismanaged Capital Expenditures Such That Pantry’s Leverage Has Vastly Exceeded Its Peers Without Generating Meaningful Gains.”

CPS Has “Proposed a Slate of Nominees with Experience Germane To Pantry’s Existing Operations and Forward Strategy”

CPS Urges All Shareholders to Vote the GOLD Proxy Card to Elect All Three CPS Nominees -Todd Diener, James Pappas and Joshua Schechter

HOUSTON, Feb. 28, 2014 -- Concerned Pantry Shareholders (“CPS”), a group led by JCP Investment Management, LLC and Lone Star Value Management, LLC, together a significant shareholder of The Pantry, Inc. (“The Pantry” or the “Company”) (NASDAQ: PTRY), announced today that Glass Lewis & Co. (“Glass Lewis”), a leading proxy advisory firm, has recommended that Pantry shareholders vote on the GOLD proxy card to elect all three of CPS’s highly-qualified nominees, Todd Diener, James Pappas and Joshua Schechter at the upcoming annual meeting on March 13, 2014.

James Pappas of JCP Investment Management and Jeff Eberwein of Lone Star Value Management stated, “Glass Lewis has strongly recommended much-needed change to the Pantry Board and for shareholders to vote on the GOLD proxy card.  Importantly, a leading independent proxy voting advisory firm has recognized the sustained underperformance of Pantry and compelling case for a better plan to build The Pantry into a stronger, more profitable and ultimately more valuable company.  We greatly appreciate the strong support from shareholders who have already voted for CPS’s nominees on the GOLD proxy card and urge all of our fellow shareholders to vote their GOLD proxy card today to elect all three of our director nominees who are firmly committed to the future success of The Pantry.”

In reaching its conclusion, Glass Lewis, performed a detailed analysis of both sides’ positions in the election contest and, in particular, carefully considered, among other things, the Company’s poor total shareholder return and operating performance, unresponsiveness to governance concerns, as well as the strong experience and qualifications of CPS’s nominees.  Glass Lewis concluded that shareholders should vote on the Gold proxy card saying:

“With these expectations in mind, we believe the Dissidents have submitted a clear and cogent case in favor of the benefits prospectively realized through a measured degree of board-level turnover. Indeed, with limited space for rebuke, we believe JCP and Lone Star fairly highlight the fact that Pantry has lagged its peers by nearly any reasonable standard of value or performance, a straightforward argument management and the board largely sidestep in favor of absolute observations of granular metrics and dubious contest rhetoric. In our view, such a rebuttal speaks very little to the fundamental premise at play here: the Company’s poor operating metrics, questionable investment program and lack of a cohesive strategy -- as underpinned by some fair degree of management continuity -- invite a considerable degree of scrutiny and support the notion that all investors would benefit from a fresh perspective at the board level.”

Excerpts from Glass Lewis’ Analysis & Recommendation

On The Pantry’s Chronically Poor and Deteriorating Total Shareholder Return:

“…the conclusions that could reasonably be derived from the presented data are starkly unfavorable to Pantry. In sum, the Company lags all indices and any composite assemblage of peers over any time-frame, including a gap of 416% between Pantry and a composite peer group comprised of Susser Holdings Corporation, Alimentation Couche-Tard, Inc. and Casey’s General Stores, Inc. for the five-year period ended February 11, 2014. Shorter time periods hardly lend a more favorable perspective, as the Company’s trailing one-year performance -- which, for the sake of clarity, is wholly contained within Dennis Hatchell’s two-year tenure as CEO -- lags the same peer set by approximately 31%.”

On The Pantry’s Poor Capital Allocation:

“Perhaps most notably, JCP and Lone Start point to Pantry’s $1,883.9 million cumulative investment in CapEx and various acquisitions over a ten-year period, which investment has, to date, yielded a mediocre $29.2 million gain -- or 16.8% -- in reported EBITDA (FY2004 to FY2013). In contrast, Pantry’s closest peers posted average EBITDA growth of approximately 316.7% over the same period. In our view, this performance supports the notion that very little tangible value has been derived from management and the board’s historical efforts to allocate capital to attractive, value maximizing projects. Moreover, such a track record hardly dovetails with the linchpin of the board’s forward strategy, which makes extensive reference to prudent capital management and rigorously evaluated investment decisions associated with new stores, remodels and quick service restaurant agreements.” (emphasis added)

On The Pantry’s High Debt Level and Poor Performance under the Watch of the Current Board:

“As a corollary impact of such a protracted period of costly, low-return investments, we see Pantry’s relative debt position --on a total debt-to-EBITDA basis -- has significantly increased such that the Company’s leverage ratio is now more than two times greater than the highest level posted by Pantry’s closest peers.”

“However, at the rate implied by management’s materials -- approximately $72.8 million in debt reduction per year – we note it would take a further five-years to pay down the Company’s existing debt balance to a level consistent with Pantry’s peers. Moreover, we note this per year value significantly exceeds Pantry’s free cash flow for the most recently completed fiscal year -- totaling approximately $45.0 million -- and the Company’s average free cash flow for the last five fiscal years -- totaling approximately $65.8 million. Thus, based on these considerations and largely ineffective efforts to drive meaningful improvement in Pantry’s operating metrics, we believe there is reasonable space to question the ability of management and the board to continue improving Pantry’s balance sheet position while also soundly evaluating and executing on the growth initiatives underlined in the Company’s meeting materials.” (emphasis added)

On the Serious Issues Caused by High Senior Management Turnover:

“Specifically, Pantry has had four CEOs in five years, and has twice seen the substantial bulk of the remaining executive positions turn over in the same time period. We expect such a framework, where tumult at the senior executive level is the only discernible constant, contributes to the Company’s poor share price performance and the perception that any viable long-term growth strategy could quickly be mired in yet another management exodus.”

On The Pantry’s Troubling Corporate Governance and Compensation Practices:

“On the governance front, CPS has identified legitimate concerns relating to compensation and board composition. We note that in our recent special report, “Pay Dirt 2012: A Glass Lewis Report on Executive Compensation,” the Company took the #4 spot in our ranking of “Russell 3000 Overpaid 25.” Specifically, when compared to other Russell 3000 companies, we found that the Company was one of the worst in terms of its pay-for-performance practices in 2011.  In our pay-for-performance model, Pantry received grades of a “D” for 2009, an “F” for 2010 and an “F” for 2011.”

“In the absence of the proxy contest, we would recommend withholding votes this year from all of the Company’s continuing nominees: Austrian, Bateman, Colligan, Evans, Fife, Hedrick, Mason, Svider and Travis. These directors served on the board when it approved the adoption of a shareholder rights plan without shareholder approval. We believe that shareholder rights plans, or poison pills, are not in the best interests of shareholders. Specifically, they can reduce management accountability by substantially limiting opportunities for corporate takeovers. Rights plans can thus prevent shareholders from receiving a buy-out premium for their stock. Typically we recommend that shareholders vote against these plans to protect their financial interests and ensure that they have the opportunity to consider any offer for their shares, especially those at a premium.” (emphasis added)

On The Pantry’s False Allegations That CPS Has Not Sought Constructive Resolution On Board Composition:

“Turning toward the Company’s response to the JCP solicitation, we are concerned management appears to be presenting investors with a seemingly disjointed and misleading framework. In speaking first to the framing of events preceding the filing of definitive solicitation materials, we see the board repeatedly suggests JCP and Lone Star were unwilling to engage constructively with Pantry to resolve the dispute and avert a costly proxy contest. However, this allegation -- which is, itself, often repeated in many contests of a comparable nature -- seems to hold little water here. Indeed, it appears JCP did, in fact, actively engage with the board in an effort to negotiate some measure of shareholder representation, including by providing additional detail on potential nominees having some measure of experience associated with Pantry’s existing operations.” (emphasis added)

On the Board’s Manipulative Tactics in Setting Qualifications for Director Candidates:

“It is at this point that the board seems to have introduced something of a moving target, demanding that any prospective nominees have public CEO experience and/or a background in fuels. Whether such standards are ultimately reasonable and in the interests of Pantry as a whole is a separate issue, in our view. Our primary concern is that such standards were expressed and leveraged as the reason why none of JCP’s were acceptable to the incumbent board. This stands in what we would consider to be odd contrast with the fact that Mr. McElroy, a new nominee, has executive experience only peripherally related to Pantry’s operations -- CEO of a supermarket with no fuels exposure -- and the next most recent appointee, Ms. Guion, has no background in fuels or as the CEO of a public company. Thus, we are concerned the seemingly rigid implementation of the foregoing standards was intended less to secure appropriately experienced nominees and more to obfuscate JCP’s efforts to submit viable board candidates for consideration.”

On The Pantry’s Unsubstantiated Allegations That CPS Has Failed To Identify Clear Concerns:

“In addition, Pantry’s materials allege the Dissidents’ solicitation is based on “vague and undefined concerns”, a position we consider to be objectively and categorically false, based on available disclosure. To the contrary, we believe the Dissidents’ materials offer considerable detail on the matters most pressing to investors -- total returns, profitability, capital allocation and management stability -- accompanied, where applicable, by copious relative analyses to contextualize Pantry’s market position. In turn, as noted above, management’s materials focus on granular, absolute metrics, overarching discussions of forward operating strategies and potential “opportunities” that are, in fact, observations that Pantry’s sales approach is misaligned relative to the Company’s peers. In no case do we find the board offers a substantive and valid deflection of the arguments presented by JCP or a meaningful discussion of Pantry’s mediocre historical performance.”

On the Strong Qualifications of CPS’s Nominees:

“Moreover, notwithstanding the board’s late stage determination that the Dissident Nominees were not suitable, we believe JCP has proposed a slate of nominees with experience germane to Pantry’s existing operations and forward strategy. In particular, both Messrs. Diener and Pappas have significant restaurant experience, with Mr. Diener recently serving as the President of Chili’s Grill & Bar and On the Border Restaurants and Mr. Pappas recently serving as chairman of the board of Morgan’s Foods, which operates fast food restaurants such as KFC, Taco Bell and Pizza Hut Express. We consider these backgrounds are arguably more relevant than the supermarket experience brought to bear by Mr. McElroy, particularly in light of Pantry’s prospective focus on expanding the number of quick service restaurants contained within its store locations.”

“We also recognize Mr. Schechter’s experience is not directly related to Pantry’s industry. Nevertheless, we note Mr. Schechter has served as a director at publicly traded firms operating across a range of industries, and also served as a former managing director of Steel Partners Ltd., a well known hedge fund. We expect the skill sets associated therewith will likely contribute positively to ongoing discussions around Pantry’s capital structure and efforts to explore value maximizing strategic alternatives.” (emphasis added)

On the Need to Hold the Directors CPS Is Seeking to Replace Accountable For the Lack Of Proper Board Oversight During Their Long Tenure in Leadership Positions on the Board:

“In addition, the directors JCP is proposing to replace -- Messrs. Bernstock, Holman and Murnane -- are the longest tenured members currently serving on the Pantry board, with starting years of 2005, 2005 and 2002, respectively. By extension, we believe the Dissidents have selected those individuals that might fairly be viewed as sharing some measure of accountability for Pantry’s operational stagnation, long-term share price decline and near-constant management turnover. With this perspective in place, and given the minority turnover sought by the Dissidents, we believe there is sufficient cause for shareholders to vote in favor of the Dissident Nominees.” (emphasis added)

Glass Lewis Concluded:

“Taken in sum, we believe the Dissidents have submitted a far more compelling case in favor of board-level change than Pantry has submitted in favor of maintaining the status quo. The Company has posted dismal operating performance, unquestionably substandard shareholder returns and seemingly mismanaged capital expenditures such that Pantry’s leverage has vastly exceeded its peers without generating meaningful gains. When confronted by an investor challenging the Company to improve upon these clear issues through active engagement and prospective shareholder representation, the board applied nomination standards that its most recent nominees largely fail to meet. That approach was then followed by a series of perplexing allegations that JCP had failed to define concerns with Pantry or provide a clear plan for improvement, both of which we view as patently inaccurate.”

CPS urges all Pantry shareholders to follow Glass Lewis’ call for change on the Pantry Board by voting the GOLD proxy card TODAY to elect all three of CPS’s highly-qualified nominees.

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure.  JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:
John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11